Exhibit 99.5

CONSENT OF MORGAN STANLEY & CO. LLC

Board of Directors

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 12, 2016, to the Board of Directors of Seventy Seven Energy Inc. (“SSE”), as Annex D to, and reference to such opinion letter and to our firm under the headings “SUMMARY—The Meetings—Opinion of SSE’s Financial Advisor” “THE MERGER—Background of the Merger,” “THE MERGER—SSE’s Reasons for the Merger; Recommendation of the SSE Board of Directors” and “THE MERGER—Opinion of SSE’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving SSE and Patterson-UTI Energy, Inc. (“Patterson-UTI”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Patterson-UTI (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MORGAN STANLEY & CO. LLC
MORGAN STANLEY & CO. LLC

February 23, 2017